press release                                                                UPC


                      UNITED PAN-EUROPE COMMUNICATIONS N.V.
                 ANNOUNCES ACCEPTANCE OF AKKOORD IN DUTCH COURT


Amsterdam, The Netherlands - March 14, 2003: United Pan-Europe Communications N.V. ("UPC" or the "Company") (EURONEXT Amsterdam: UPC), one of the leading broadband communications companies in Europe, announces that the Dutch court in Amsterdam ratified (gehomologeerd) the akkoord (plan of composition). This decision is subject to an appeal period of eight working days starting March 13th. The ratification by the Dutch Court is one of the final steps in the ongoing recapitalisation process of UPC.




United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to restructure our outstanding indebtedness on a satisfactory and timely basis, the ramifications of any restructuring, the acceptance and continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.
For further information please contact:

UPC Investor Relations                              UPC Corporate Communications
+ 44 (0) 207 647 8233                               + 31 (0) 20 778 9447
Email: ir@upccorp.com                               Email: corpcomms@upccorp.com

Lazard                                              Citigate First Financial
Daniel Bordessa                                     Uneke Dekkers
+ 44 (0) 20 7588 2721                               + 31 (0) 20 575 4010
                                                    Citigate Dewe Rogerson
                                                    Toby Moore
                                                    + 44 (0) 20 7638 9571

Also, please visit www.upccorp.com for further information about UPC
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